Highwater Ethanol, LLC

Investor Update

December 2017
Volume 6, Issue 7

Highwater Ethanol, LLC

Contact Info:

24500 US Highway 14
PO Box 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 752-3385

EMAIL:
info@highwaterethanol.com

WEBSITE:
www.highwaterethanol.com

A message from the Highwater Ethanol, LLC CEO Brian Kletscher

Merry Christmas and Happy New Year!!!!!! We have completed our 8th year of operations at Highwater Ethanol, LLC. We have just completed the 2017 fiscal year. We believe that the progress made during the fiscal year has been exceptional. Cash flow for this period remained positive, which has allowed Highwater Ethanol the opportunity to achieve goals that were set, continue to reduce debt and position Highwater Ethanol for the future.

Highwater Ethanol, LLC 2017 fiscal year ended on October 31, 2017. We ground approximately 20.343 million bu of corn while producing approximately 59.402 million gallons of denatured ethanol for the fiscal year ended October 31, 2016. We have also produced approximately 124,150 tons of DDGS and approximately 41,709 tons of Modified DGS.

Comparison of Highwater Ethanol guarantee for operations and how we are operating: From an efficiencies standpoint, it breaks down as follows:

	Current Operations	Guarantee
Denatured ethanol per bushels	2.92	2.8
Electricity Kw hours used per gallon	.66	.75
Natural Gas BTU used per gallon	25,246 btu	34,000 btu
Gallon of water used per gallon produced	2.10	no guarantee projected 3 – 4

The quality of corn from this past harvest in 2017 appears to be very good. We believe our plant efficiencies have the potential to improve in fiscal year 2018. Highwater Ethanol takes pride in the efficient production and the team we have in place to run your facility. We will continue to push on our efficiencies, which we believe will increase our potential for a successful 2018 and beyond. Your excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will continue to provide future benefits for our investors owners.

We are unable to report our 2017 Fiscal year end numbers until our SEC 10K filing in January 2018.

Debt Reduction since November 1, 2016 has totaled approximately $6.0 million. We continue to work with Compeer {AgStar} Financial Service to reduce our long-term debt. Our current long-term debt with Compeer is approximately $9.75 million. We hope to continue to make strides in debt reduction, while maintaining your plant to continue to operate at our best efficiencies. The Highwater Ethanol Board of Governors and Highwater Ethanol Management's priority has been debt reduction for our first eight years of operations. This will continue to be a priority.

Distribution: Highwater Ethanol Board of Governors has declared a distribution of $345.00 per/unit, for a total distribution of $1,660,657. This is expected to be paid prior to December 31, 2017, the distribution will be made to holders of record as of the record date of November 15, 2017.

I want to personally thank our investors for being patient as we reduce our long- term debt. We believe this focus will allow Highwater Ethanol to remain competitive for years to come.


"We will take care of the present as we focus on the future." CEO Brian Kletscher

*Strategic Planning: T*he Highwater Ethanol Board held a Strategic planning session in August 2017. The following strategic items were discussed: Increased production at low cost, Investor Distributions, decreasing electrical cost, Reviewing shared opportunities and Succession Planning.

Construction: Construction was completed on a 600,000 Bu Grain bin August 2017. This was put into operation on August 7, 2017. The addition of the grain bin gives Highwater a storage capacity of approximately 1.8 million bushels.

Other items of interest completed in 2017 included the installation of a computerized grain/DDGS systems. We believe that this will be valuable to Highwater as we must be in compliance with the Food Safety Modernization Act {FSMA}. We continue to work to ensure Highwater is a well maintain facility by staying ahead of major repair items.

Industry Information. E15 and Exports should be a continued priority in 2018. We believe that exports are needed to support a very efficient U.S Ethanol industry. As production continues to increase in the U.S., exports will be very key for the industry in the future. We have seen increased interest from Mexico, Canada, China, Japan, Vietnam, Philippians, India and many other countries. The industry is working to secure these

exports. However, the better use would be at the consumer level in the U. S.! How can we accomplish this? By using a higher blend such as E15, E30 or E85! This would continue to reduce our dependence on crude oil, and continue to clean the air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with Minnesota Bio Fuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 230 E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

Our Mission Statement: "To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long term core investments.
A few core priorities that have been identified include: 1) Remain a low cost, efficient and high quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.

Every time your Board of Governors meets this is in front of them and remains a focus of your management team. We will do our BEST to make you, our member owners, proud of Highwater Ethanol, LLC.

Highwater Ethanol web site: Take a look at the web site and make it your "go to" place to catch the markets or information on Highwater Ethanol.

In the past year we have given numerous tours to investors, area school classes, U of MN Students, World Press Fellows. We take every opportunity to teach individuals on ethanol production and usage of ethanol.

Our management team consists of; Luke Schneider, CFO, Shane Rasset, Plant Manager, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, EHS Manager. We have positioned our team to be successful in the ethanol industry.

From Highwater Ethanol Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe, blessed and Happy Holiday season! Merry Christmas!!!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC



Pictured left to right: CEO Kletscher, Board members: George Goblish, David Moldan, Warren Pankonin, Mark Pankonin, Mike Landuyt, David Eis, Russ Derickson, and CFO Luke Schneider.

Highwater Ethanol Board member Warren Pankonin retired from the Board in July 2017, Warren has been a valued Board member since Highwater Ethanol's inception in May 2006. Warrens dedication, insight and forward-looking vision will always be part of Highwater Ethanol. We thank Warren for his service to Highwater Ethanol and we wish him the very BEST!



Redwood 4-H Youth Tour



World Press Institute Tour



The new grain bin was finished and fully operational this past August. It increased our storage to 1.8 mm bushels.

The Financial Insights

CFO Luke Schneider

Welcome to Fiscal Year 2018! Highwater's Fiscal Year 2017 came to a close on October 31st. The process of completing the year-end Form K-1 is well underway and we expect to have the Form 10-K filed by the end of January.

Fiscal Year 2017 was another good year for Highwater. Crush margins were strong at the beginning of the year and tightened throughout the remainder of the fiscal year. Overall, the fiscal year margins led to positive cash flow which allowed us to again push to accelerate our debt reduction. The Highwater Board also was able to declare a cash distribution for 2017.

In addition to the debt reduction and declared cash distribution, Highwater was able to utilize the positive cash flow towards an additional grain storage bin that was put into service in August and adds 600,000 bushels of storage.

I am pleased to announce that the Board approved a cash distribution at our last Board meeting. The cash distribution approved was for $345 per membership unit. We again want to thank you, our members, for your continued support and look forward to continued success in years to come.

Please keep an eye out for a few items from Highwater during the next few months. Our above mentioned year-end filing, the Form 10-K, will be filed and made available online during the end of January. The Form 10-K will also be mailed in our packet prior to the March Annual Meeting. On the tax side, the 2017 Highwater K-1s are planned for delivery in the first half of February.

Since our year-end financials aren't available yet, I have included again the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Here's to a Great Fiscal Year 2017!

Sincerely,
Luke Schneider CFO



Statement of Operations

	Three Months Ended July 31, 2017 (Unaudited)	Nine Months Ended July 31, 2017 (Unaudited)
Revenues	$ 25,368,884	$ 76,146,120
Cost of Goods Sold	24,173,347	70,167,316
Gross Profit	1,195,537	5,978,804
Operating Expenses	599,291	2,077,353
Operating Profit (Loss)	596,246	3,901,451
Other Income (Loss)	(92,770)	(416,083)
Net Income (Loss)	$ 503,476	$ 3,485,368
Weighted Average Units Outstanding	4,814	4,840
Net Income (Loss) Per Unit	$ 104.59	$ 720.12

Plant Manager Happenings



Shane Rasset

Happy Holidays from Highwater Ethanol!

Your team has been working diligently ensuring the plant is prepared for the cold temperatures and snow that will inevitably make its way here. Production has been maintained at the current permit limit of 58 MGY of undenatured ethanol for the previous twelve months. The facility continues to operate reliably with only a few minor interruptions, not including the fall shutdown.

In September we had a planned maintenance shutdown with a large number of projects to be completed. Most notably 4 out of the 5 IFR Storage Tanks were emptied, cleaned, and inspected per API standards. Nine minor patch plates were installed and tested for integrity in various locations in these tanks per the API standards to ensure the tanks get maximal life expectancy. The remaining tank will be completed in the spring while the facility is in operation.

Operations personnel continuously work to make our processes more efficient. We have recently changed a few cleaning chemistries and procedures, in part due to the FSMA regulations and have seen less time requirements for cleaning ops and better results. This in return results in more online time for these operating units and less hydro cleaning requirements during our shutdowns. We have a couple of new and exciting product technologies ready for trial in the next quarter that have the potential to increase yield and turn a portion of our carbon emissions into additional ethanol production.

The MPCA has yet to approve our air permit application from this past spring to increase production. We continue to reach out to the agency for a timeline; the latest update is that a permit writer will be assigned mid-December. Our application has been second in the queue since August which leads me to believe that this timeline is impractical. The process is a little disheartening when we continually see surrounding states turning Ethanol Facility applications around in 2-6 months! After the permit writer is assigned they will do their review of the application, request any additional information, write and submit the permit for peer review, submit the draft permit to us for review, complete any necessary edits, place the permit on public notice for 30 days, and barring no setbacks issue the permit. At this point our best hope is late 1Q into 2Q 2018. Your employees eagerly await this approval to see what the facility is capable of!

Your team wishes you the best for your holidays and a great new year!

Shane Rasset

From the Commodity Desk



Tom Streifel

When we were writing our last newsletter in early June, the usual debate was taking place regarding what kind of crop the U.S. would produce in 2017. At that time, there were some minor trouble spots, such as too dry in the western Dakotas and too wet in southern Indiana. Central Iowa endured a period of below normal precip in July, but overall the crop reportedly came through in great shape. Reports also indicate that the U.S. set another record corn yield at 175.4 bushels per acre. It appears that none of the 12 major corn belt states set a new record yield, however the vast majority netted an average to above average crop. The Delta and eastern U.S. states did reportedly set new records. Most analysts tend to disregard these areas and would rather dwell on the big production states such as Iowa & Illinois. This approach netted a surprise to the trade in the fall monthly crop reports, which may have elevated the expected yield in several reports. Bottom line is we

believe that there will be adequate supplies of corn. So, corn prices are expected to trend sideways in the near term. However, some event in Brazil this spring or the U.S next summer or other variables may promote a change.

The quality of the new crop corn has been good, with test weights above average. The starch content looks to be about average, thus we expect the ethanol yield per bushel to be similar to last year's respectable level. As of early December 2017, Highwater's corn price is near a year ago however distillers prices are up about 25%. Corn oil prices are down about 10% vs year ago. The other major input cost is natural gas, which currently is priced about 10% below last year. On a sour note, the price of ethanol is down 10-12% vs a year ago. Many U.S. ethanol plants have reportedly expanded production, plus technology advances are also elevating production. We believe that our industry needs to see ethanol exports improve to take off this excess production. Many countries have expressed interest in expanding use of ethanol, citing the environmental benefits of a renewable fuel vs fossil fuels. But like all emerging markets, it takes time to clear all the hurdles in the way, such as quality specs, infrastructure to handle the product and of course the various political considerations.

Highwater Ethanol, LLC 2018 Annual Meeting March 8, 2018 9:30 a.m. Preliminary Agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO

2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: David Eis, Secretary

3. Proposals: Mandy Hughes, Brown/Winick

   Proposal 1: Election of three Governors.

   - Standing for election are incumbent governors, Group 1; George Goblish, Mark Pankonin, Luke Spalj.

   Proposal 2: Approval of the Third Amended and Restated Operating Agreement.

   - To elect governance under the Minnesota Revised Uniform Limited Liability Act (the "new LLC Act") and to make other changes to be consistent with the new LLC Act.
   - To amend the process for Members to nominate persons to the Board.
   - To revise the tax matters provisions and adopt tax audit procedures consistent with recent IRS regulatory changes to large partnership audit procedures.

4. Voting On Proposals: David Moldan, Chairman

5. Report by Chairman: David Moldan

6. Presentation of 2017 Financial Statements: Luke Schneider, CFO

7. Overview of Operations: Brian Kletscher, CEO

8. Election Results

9. Question and Answer

<u>Nominations</u>

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors.

Members are entitled to nominate persons to be elected Governors of the Company. Section 5.3(b) of the Company's Member Control Agreement requires written notice of a member's intent to nominate an individual for governor must be given not less than 45 calendar days nor more than 90 calendar days prior to the 2018 Annual Meeting. The 2018 Annual Meeting will be held on March 8, 2018, the members must submit nominations for governor no earlier than December 8, 2017 and no later than January 22, 2018. These are the dates the Company will therefore use in determining whether nominations by Members were timely made.

Any notice submitted to the Secretary by a Member nominating a person as an elected Governor must include the following:

1) the name and address of record of the Member who intends to make the nomination;

2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3) the name, age, business and residence addresses, and principal occupation or employment of each nominee;

4) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Members;

5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

6) the consent of each nominee to serve as a Governor of the Company if so elected.

Member Proposals

In addition to nominating elected Governors, Members may also submit proposals for a vote of the full membership. The deadline disclosed in last year's proxy statement for Member proposals to be considered for inclusion in the proxy statement was October 10, 2017, and this is the date the Company will use in determining whether proposals by Members are timely submitted.

The deadline disclosed in last year's proxy statement for Members who intend to present a proposal at the 2018 Annual Meeting of Members without including such proposal in the Company's proxy statement was December 24, 2017, and this is the date the Company will use in determining whether notice of this type of Member proposal has been timely received. For any Member proposal, the Member will be required to appear personally at the meeting to present the Member's proposal. The Company will be permitted to exclude the proposal from its proxy materials in certain circumstances.

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipate," "believe," "expect," "plant," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission ("SEC").

Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.